Exhibit 1

English Summary of

Equity Transfer Agreement

Party A:

Name: Weijie Chen

Party B:

Name: Han Wang

Name:Cuiping Liu

(Party A and Party B are, hereinafter, referred to as “One Party” individually and as “Parties” collectively)

Backgrounds:

1. Gulf Resources, Inc. (hereinafter referred to as the "Target Company" or the "Company") is established according to law and validly existing company.

2. Party A is a citizen of the People's Republic of China and, as of the day of signing this Agreement, holds shares of the Target Company.

3. Party B are the citizens of the People's Republic of China and intent to buy a majority stake in the Target Company held by party A.

4. Party A intends to sell to Party B, and Party B intends to buy from Party A, 800,000 shares of the Target Company held by Party A (hereinafter referred to as the "Target Shares").

Name: Han Wang 400,000 shares

Name:Cuiping Liu 400,000 shares

In accordance to the provisions of “the People's Republic of China Company Law”, “the People's Republic of China Contract Law" and other relevant laws and regulations and on the principle of equality and mutual benefit, Party A and Party B, through friendly consultation, have reached the agreement regarding the transfer of Shares by Party A to Party B as follows:

Article I Definition

Unless otherwise specified in this Agreement, the following words shall have the following meanings in this Agreement:

1.1 This "Agreement" means this Equity Transfer Agreement.

1.2 The "Target Shares": 800,000 shares of the Company’s shares legally held by Party A.

1.3 The "Transfer of Shares": the transfer of the Target Shares held by Party A to Party B in accordance with the law.

1.4        The "Date of Execution of this Agreement" shall mean the date of executing this Agreement shown herein.

Article II Price of the Transfer of Shares

2.1 The total price of the Transfer of Shares is $4,000,000 even ($5 per share).

2.2 This transfer of Shares includes transfer of the rights associated therewith, namely, all the undistributed profit of the Company and all other derived interest (such as dividend and share allotment, etc.) corresponding to Shares prior to the Date of Execution of this Agreement and the profit of the Company and other derived interest corresponding to Shares generated after the Date of Execution of this Agreement shall belong to Party B.

Article III Payment of the Price of Transfer

3.1 On the date of the signing of this contract, Party B shall pay the Party A an advance payment of $400,000; and within three months after the date of signing of this Agreement, Party B must complete the payment of the balance of the price of transfer of Shares.

3.2 If, after the signing of this Agreement, Party B fails to complete the transfer of Shares due to any cause not on the part of Party B, Party A must, upon confirmation by both Parties of such failure to complete the transfer of Shares, return to Party B all the money already paid by Party B within three business days.

Article IV Transferring of Shares

Within three business days after Party A’s receipt of the advance payment from Party B, both Parties shall prepare all the documents necessary for the procedure of registration of the transfer of ownership of Shares to Party B’s name.

Article V Party A’s Commitments and Warranties

5.1        Party A represents that Party A legally owns, is entitled to all the interests of, and has the complete right to dispose of, Shares mentioned above, and there is no debt or other potential liability encumbering such Shares. Party A has entity qualification to legally transfer such shares and has the power to execute, and perform the provisions of, this Agreement. Party A warrants that the execution and performance of this Agreement will not violate any law or contract by which Party A is bound or restricted.

5.2        Party A warrants that Party A has not entered into any legal document that conflicts with the contents of this Agreement with any third party.

5.3        Party A commits that, starting from the date of the signing of the Agreement, it will not enter into any legal document that will conflict with the contents of this Agreement with any third party and will not transfer any rights and obligations hereunder to any third party.

5.4        Party A shall obtain the approval for the transfer of Shares from its internal decision-making bodies.

Article VI Party B’s Commitments and Warranties

6.1 Party B warrants that it has the entity qualification to receive the transfer in accordance with the law and meet the requirements specified by Party A and warrants that the execution and performance of this Agreement will not violate any law or contract by which Party B is bound or restricted.

6.2 Party B warrants that it has not entered into any legal document that conflicts with the contents of this Agreement with any third party.

6.3 Party B commits that it will pay the transfer price to Party A on time and in full in accordance to the schedule specified herein.

6.4 Party B is a “accredited investor” within the meaning of the securities laws of the United States. Party B is purchasing the Shares solely for their own accounts for the purpose of investing, not for the purpose of resale in connection with any “distribution” thereof within the meaning of the Securities Act of 1933 or any applicable state laws. Party B has no present intention to transfer the Shares to any other person or entity.

Party B understands that, the Shares have not been registered under the Securities Act of 1933, by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Party B’s investment intent as expressed herein.

Article VII Related Costs

Party A must be responsible for paying the relevant taxes associated with the transfer of Shares; other potential taxes will be handled in accordance with the provisions of laws and administrative rules, if there are such provisions; otherwise they shall be shared by both parties equally.

Article VIII Confidentiality Provisions

All the terms of this Equity Transfer Agreement and the information regarding this transfer of Shares shall be confidential, and all personnel of Party A and Party B involved in the work of the transfer shall have the obligation for confidentiality; neither Party A nor Party B can reveal the content herein, by any action or non-action, to any third party other than their personnel involved in the work of transfer and those who have the right to know, except when required by law.

Article IX Force Majeure

If any event of force majeure such as natural disasters, government policy adjustments or any other reasons not on the part of either Party A or Party B renders the completion of the transfer of Shares impossible, this Agreement shall be terminated and neither party shall be liable for breach of contract, but the two parties must execute a written document to terminate this Agreement.

Article X Amendment to and Dissolution of this Agreement

10.1 The Parties hereto must amend or supplement this Agreement thorough negotiation regarding any matters not covered herein or any amendment hereto, and enter into supplemental or amendment agreement in writing, and any amendment or supplement to this Agreement signed by both Parties hereto shall be the component part of this Agreement and shall have the same legal effect after such amendment or supplement has been signed by both Party A’s legal representative or authorized agent (and with seal stamped) and by Party B. Any content therein that must be approved by relevant authorities before becoming effective shall become effective on the day of such approval. If no agreement can be reached regarding any amendment to this Agreement, this Agreement shall continue to be valid.

10.2        If any party violates the provisions of this Agreement, the party in observance of this Agreement shall have the right to notify the party in violation for rectification within a specified period of time; if failure to perform rectification by the violating party renders it meaningless for the party in observance to continue the performance of this Agreement, then the party in observance shall have the right to dissolve this Agreement.

10.3 When Party A and Party B both agree to dissolve this Agreement, they must enter into a written agreement.

Article XI Applicable Law and Resolution of Dispute

11.1        The validity, interpretation and performance of, and the resolution of dispute regarding, this Agreement shall be governed by the law of the People's Republic of China.

11.2        Any dispute arising from or regarding this Agreement, including but not limited to the preparation, binding effect, performance, interpretation, liability for breach, amendment and termination, must be settled amicably through friendly negotiation. If no consensus can be reached through such negotiation within 30 days after the occurrence of such dispute, the Parties hereto may choose the following two ways for resolution:

(1) Submit the dispute to Shandong Province Arbitration Commission for arbitration in accordance to the rules of the arbitration then in effect at the time of submission.

(2) File lawsuit at the local court that has jurisdiction at the location of the Target Company.

11.3        During the time of dispute, the parties hereto must continue to perform other provisions of this Agreement except ones in the dispute.

Article XII Effectiveness of this Agreement

This Agreement will become effective after it is signed, and with corporate seal stamped, by the legal representative or authorized agent of both Parties (by the subject of the natural person); any provision that requires approval before becoming effective shall become effective on the day of such approval.

Article XIII Liability for Breach of Contract

13.1 After becoming effective, this Agreement shall be legally binding to both parties, and any one party that fails to perform or completely perform the terms, commitments of, or has any untruthfulness or inaccuracy regarding any matter represented or warranted in, this Agreement, thus causing any loss to the other party, shall compensate the other party for all actual losses.

13.2 If Party B delays the payment to Party A of the price for the transfer of Shares, Party B must pay a default penalty to Party A for each day of such delay at the rate of [0.05%] of the transfer price; if Party A delays the registration procedure for the transfer of Shares to Party B’s name, Party A must pay a default penalty to Party B for each day of such delay at the rate of [0.05%] of the amount already received.

13.3       After this Agreement becomes effective, either Party A’s delay for more than 30 days to process the registration procedure for the transfer of Shares to Party B’s name while Party B is not in violation of this Agreement, or Party B’s delay for more than 30 days of the payment to Party A of the price for the transfer of Shares while Party A is not in violation of this Agreement, shall be considered fundamental default, and the party in observance shall have the right to terminate this Agreement. And the party in default must pay to the party in observance $400,000 as default damages. If the amount of such default damages is insufficient to compensate for the resulting losses suffered by the party in observance, the party in default must also compensate the party in observance for actual losses suffered.

Article XIV Other Provisions

14.1 This Agreement is the complete document regarding the contents contemplated herein, and this Agreement, together with any of the attachment (if any) constitutes the entire agreement between the parties hereto. All the attachments (if any) of this Agreement shall be an integral part of this Agreement, and if there is any content therein that conflicts with this Agreement, this Agreement shall prevail.

14.2 If necessary, Party A and Party B may sign a supplemental agreement regarding the transfer of Shares and other matters associated with this transfer, with the specifics to be separately discussed according the actual need.

14.3 This Agreement has one format and is in three counterparts, with one copy each to Party A and Party B and the other copy for filing with the relevant administrative authority.

(The following is the signature page of this Agreement with no proper text)

The signature page of this Agreement.

Party A (Signature):	Party B (Signature):

Date:	Date: